Bright Health Group Welcomes Back Leading Healthcare Expert Andy Slavitt to Board of Directors
MINNEAPOLIS--(BUSINESS WIRE)-- Bright Health Group (NYSE: BHG), a leading value-based integrated healthcare company, is welcoming back prominent healthcare expert and advisor Andy Slavitt to the company’s Board of Directors. Slavitt originally joined the Board in 2018, taking temporary leave in early 2021 to serve as senior advisor on President Biden’s pandemic response team and support the rollout of the COVID-19 vaccination program. Slavitt served as President Obama’s head of Medicare and Medicaid, is the founder and Board Chair Emeritus of United States of Care, a national non-profit health advocacy organization, and is a founding partner of Town Hall Ventures, a healthcare firm that invests in underrepresented communities.

“Andy is a highly accomplished individual who has played a critical role in many of the most significant and successful initiatives in American healthcare,” said G. Mike Mikan, Bright Health Group Vice Chairman, President and CEO. “We are excited to continue to lean on his expertise to guide us as we bring our innovative model of aligned, accessible, and affordable healthcare to consumers and providers alike.”

“One of the many lessons of the pandemic is that we need organizations that don’t leave anyone behind and deliver care based on people’s unique needs,” said Slavitt. “Bright Health was built to line up care teams and technology to serve real people who just want to care for their families. Bright Health is enabling that on a national scale.”

Slavitt will rejoin Bright Health Group’s Board of Directors as an Independent Director effective August 1st, 2021.
ABOUT BRIGHT HEALTH GROUP

Bright Health Group is built upon the belief that by aligning the best local resources in healthcare delivery with the financing of care, we can drive a superior consumer experience, optimize clinical outcomes, reduce systemic waste, and lower costs. We are a healthcare company that is building a national, Integrated System of Care, in close partnership with our Care Partners. Our differentiated approach is: Built on Alignment, Focused on the Consumer, and Powered by Technology. We have two market facing businesses: NeueHealth and Bright HealthCare. Through NeueHealth we deliver high-quality virtual and in-person clinical care to nearly 210,000 unique patients through our 78 owned and/or affiliated risk-bearing primary care clinics. Through Bright HealthCare we offer Medicare and Commercial health plan products to approximately 623,000 consumers in 14 states and 99 markets. We are making healthcare right. Together. For more information, visit www.brighthealthgroup.com.

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